Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-282643
November 3, 2025

LTC


canary capital
LTCC
etfs.canary.capital/ltcc
Canary Litecoin ETF

Caption:

Announcing LTCC, offering exposure to Litecoin — a network known for its speed, efficiency, and consistency.

- 4x faster block times than Bitcoin
- Over 12 years of uninterrupted uptime
- Proven security and open-source transparency

We see Litecoin as one of the most proven networks in digital assets — combining Bitcoin's security model with faster block times and consistent uptime for over a decade.

Its history and reliability make it a cornerstone in the evolution of decentralized infrastructure.

Learn more: https://etfs.canary.capital/ltcc/

Canary Litecoin ETF has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov or by visiting https://etfs.canary.capital/LTCC/.

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-282643
November 3, 2025

Litecoin Spot ETF Now Trading (NASDAQ: LTCC)

PUBLISHED BY: LITECOINFOUNDATION
PUBLISHED ON: OCTOBER 28, 2025

Litecoin has officially joined the ranks of Bitcoin and Ethereum with the approval of its first U.S. Spot Litecoin Exchange-Traded Fund (ETF). Announced by Canary Capital Group, the NASDAQ-listed LTCC fund represents a landmark moment for the most enduring and reliable crypto.

> *"In 2011 when I launched Litecoin, my vision was to build a fair, open, and accessible complement to Bitcoin. Fourteen years later, seeing a U.S. spot ETF approved for Litecoin is both humbling and historic. This recognition cements Litecoin's role as sound money. Fast, secure, and globally accessible."*
> \- Litecoin's creator, Charlie Lee.

Canary Capital first filed its S-1 application with the SEC on October 15, 2024. Following a year-long review process, the ETF's approval marks a turning point for both institutional investors and everyday market participants.

> *"We're proud to launch the first Litecoin Spot ETF… offering institutions and individuals a simple, secure way to gain exposure to a proven digital asset. One with 14 years of flawless uptime and global adoption as a leader in crypto payments."*
> \- Steven McClurg, CEO Canary Capital.

Litecoin's inclusion among the elite few cryptocurrencies to achieve a U.S. Spot ETF listing reflects over a decade of technological innovation, reliability and mainstream integration. The Canary Capital Litecoin ETF (NASDAQ: LTCC) will give a new set of investors direct exposure to physically-backed Litecoin via NASDAQ's familiar, regulated investment channels. Another huge step in Litecoin's adoption, and a sign of digital silver's maturation as an asset.

RECENT NEWS:

Litecoin Spot ETF Now Trading (NASDAQ: LTCC)
More →

10 Things You Probably Didn't Know About Litecoin
More →

New Nexus Wallet Release Empowers More, with Tor!
More →

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-282643
November 3, 2025

HBAR ETF Goes Live: First U.S. Spot Hedera Fund Hits Nasdaq as "HBR"

Wednesday, October 29, 2025 11:32 AM UTC

Canary Capital launched the first U.S. spot HBAR ETF under ticker HBR on Nasdaq on October 28, 2025, marking a historic milestone for Hedera Hashgraph. The fund offers direct exposure to HBAR tokens, held securely with BitGo and Coinbase Custody, and tracks pricing via CoinDesk Indices. Enabled by the SEC's expedited "shutdown playbook" and new generic listing standards, the ETF became effective just 20 days after filing — bypassing lengthy individual reviews.

Despite a quiet debut with zero inflows and minimal volume, the launch delivers a major credibility boost for Hedera, giving institutional and retail investors regulated access to HBAR without managing wallets. Hedera Foundation's Gregg Bell hailed it as a "pivotal moment", opening a new chapter for compliant crypto investment. Canary launched the HBAR ETF alongside its Litecoin fund, with Bitwise's Solana ETF also debuting the same day — signaling rapid maturation in altcoin ETF approvals.

Grayscale's HBAR ETF application (filed in March 2025) remains pending, while BlackRock's rumored filing has not yet appeared. The Canary HBR ETF now stands as the only live U.S.-regulated vehicle for HBAR exposure, positioning Hedera at the forefront of institutional crypto adoption through traditional markets.

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-282643
November 3, 2025

ccn

Canary's Spot HBAR and Litecoin ETFs Debuts to Silence as Investors Stay on the Sidelines

Prashant Jha
Wed, October 29, 2025 at 5:17 AM EDT • 3 min read

In this article:

LTC-USD -9.93% | HBAR-USD -7.72% | ETH-USD -5.83% | SOL-USD -5.42% | BTC-USD -3.03%



Canary's new spot HBAR and Litecoin ETFs launched on Nasdaq with zero inflows and minimal trading. | Credit: Getty Images.

Key Takeaways

- Several altcoin-based spot ETFs debuted on Oct. 28, including Litecoin, HBAR, and Solana.
- Litecoin and HBAR ETFs saw zero inflows and minimal trading volume.
- Analysts cite weak altcoin prices and market caution for the lack of participation.

The debut of two new altcoin-based spot exchange-traded funds (ETFs) — Hedera (HBAR) and Litecoin (LTC) — was met with a resounding silence from investors.

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-282643
November 3, 2025

On Oct. 28, both funds opened for trading on Nasdaq but recorded zero net inflows on their first day.

The quiet debut stands in stark contrast to ETF launches for Bitcoin (BTC) and Ethereum (ETH), which each drew billions in trading volume and marked watershed moments for institutional adoption.

A Slow Start for Canary's Altcoin ETFs

Issued by Canary Capital Group LLC, the new spot ETFs — listed under tickers LTCC (Litecoin) and HBR (HBAR) — were the first of their kind in the U.S., expanding the ETF universe beyond Bitcoin and Ethereum.

Despite their significance, both products saw little enthusiasm on launch day.

The Litecoin ETF registered roughly $1 million in trading volume, while the HBAR ETF traded about $8 million — but neither recorded a single dollar in inflows or outflows.


Simply earned. Simply redeemed.
Simply uncomplicated rewards.

Market analysts attribute the muted debut to continued volatility and uncertainty following recent delays in Securities and Exchange Commission (SEC) decisions during the U.S. government shutdown.

The lack of movement echoes on-chain data showing subdued trading activity across Hedera and Litecoin networks.

It's a sharp contrast to the energy surrounding Bitwise's Solana ETF, which launched the same week and posted nearly $70 million in first-day inflows.

The altcoin ETF approvals came after the SEC issued final guidance following the October government shutdown, allowing Canary to file its Form 8-A registrations on Oct. 27.

However, the broader market backdrop didn't help.

Altcoin prices have been under pressure since mid-October, with Litecoin down 2.8% and HBAR trading flat post-launch.


AMEX
DON'T live life WITHOUT IT
Add An Additional Card Member
Enjoy the ease and flexibility of
sharing your Card Membership.
Learn More
Terms Apply
AMERICAN EXPRESS

The HBAR ETF closed at $27.09, tracking the coin's spot price near $0.19, while Litecoin hovered around $98.

For many traders, the subdued debut reinforces a growing divide between major crypto assets and their smaller-cap counterparts.

Bitcoin and Ethereum remain dominant in ETF flows, while niche altcoin products struggle to attract liquidity or institutional credibility.

Canary Litecoin ETF has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov or by visiting https://etfs.canary.capital/LTCC/.

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-282643
November 3, 2025

CRYPTO

How a few new crypto ETFs slipped through the cracks of the government shutdown

By Frances Yue (Follow)

Published: Oct. 28, 2025 at 6:14p.m. ET

Share AA Resize 1 Listen (2 min)



A cryptocurrency called Hedera jumped over 7% on Tuesday after the first exchange-traded fund investing directly in the coin was launched.
PHOTO: GETTY IMAGES/ISTOCK

Referenced Symbols

↓ LTCC -9.49% ↓ HBR -11.41% ↑ LTCUSD +2.31% ↑ SOLUSD +1.31%
↑ XRPUSD +1.46% ↑ DOGEUSD +1.49% ↑ APTUSD +0.19% ↑ SEIUSD +1.40%
↑ BTCUSD +0.24% ↓ DJIA -0.48% ↑ SPX +0.17% ↑ COMP +0.46%

Canary Litecoin ETF has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov or by visiting https://etfs.canary.capital/LTCC/.

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-282643
November 3, 2025

ccn

Canary's Spot HBAR and Litecoin ETFs Debuts to Silence as Investors Stay on the Sidelines

Prashant Jha
Wed, October 29, 2025 at 5:17 AM EDT • 3 min read

In this article:

LTC-USD -8.93% HBAR-USD -7.72% ETH-USD -5.83% SOL-USD -5.42% BTC-USD -3.03%



Canary's new spot HBAR and Litecoin ETFs launched on Nasdaq with zero inflows and minimal trading. | Credit: Getty Images.

Key Takeaways

- Several altcoin-based spot ETFs debuted on Oct. 28, including Litecoin, HBAR, and Solana.
- Litecoin and HBAR ETFs saw zero inflows and minimal trading volume.
- Analysts cite weak altcoin prices and market caution for the lack of participation.

The debut of two new altcoin-based spot exchange-traded funds (ETFs) — Hedera (HBAR) and Litecoin (LTC) — was met with a resounding silence from investors.

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-282643
November 3, 2025

On Oct. 28, both funds opened for trading on Nasdaq but recorded zero net inflows on their first day.

The quiet debut stands in stark contrast to ETF launches for Bitcoin (BTC) and Ethereum (ETH), which each drew billions in trading volume and marked watershed moments for institutional adoption.

A Slow Start for Canary's Altcoin ETFs

Issued by Canary Capital Group LLC, the new spot ETFs — listed under tickers LTCC (Litecoin) and HBR (HBAR) — were the first of their kind in the U.S., expanding the ETF universe beyond Bitcoin and Ethereum.

Despite their significance, both products saw little enthusiasm on launch day.

The Litecoin ETF registered roughly $1 million in trading volume, while the HBAR ETF traded about $8 million — but neither recorded a single dollar in inflows or outflows.

Market analysts attribute the muted debut to continued volatility and uncertainty following recent delays in Securities and Exchange Commission (SEC) decisions during the U.S. government shutdown.

The lack of movement echoes on-chain data showing subdued trading activity across Hedera and Litecoin networks.

It's a sharp contrast to the energy surrounding Bitwise's Solana ETF, which launched the same week and posted nearly $70 million in first-day inflows.

The altcoin ETF approvals came after the SEC issued final guidance following the October government shutdown, allowing Canary to file its Form 8-A registrations on Oct. 27.

However, the broader market backdrop didn't help.

Altcoin prices have been under pressure since mid-October, with Litecoin down 2.8% and HBAR trading flat post-launch.

The HBAR ETF closed at $27.09, tracking the coin's spot price near $0.19, while Litecoin hovered around $98.

For many traders, the subdued debut reinforces a growing divide between major crypto assets and their smaller-cap counterparts.

Bitcoin and Ethereum remain dominant in ETF flows, while niche altcoin products struggle to attract liquidity or institutional credibility.

Canary Litecoin ETF has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov or by visiting https://etfs.canary.capital/LTCC/.

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-282643
November 3, 2025

CRYPTO

How a few new crypto ETFs slipped through the cracks of the government shutdown

By Frances Yue Follow

Published: Oct. 28, 2025 at 6:14 p.m. ET

Share Resize 1 Listen (2 min)



A cryptocurrency called Hedera jumped over 7% on Tuesday after the first exchange-traded fund investing directly in the coin was launched.
PHOTO: GETTY IMAGES/ISTOCK

Referenced Symbols

↓ LTCC -9.49% ↓ HBR -11.41% ↑ LTCUSD +2.31% ↑ SOLUSD +1.31%
↑ XRPUSD +1.46% ↑ DOGEUSD +1.49% ↑ APTUSD +0.19% ↑ SEIUSD +1.40%
↑ BTCUSD +0.24% ↓ DJIA -0.48% ↑ SPX +0.17% ↑ COMP +0.46%

https://www.marketwatch.com/story/how-a-few-new-crypto-etfs-slipped-through-the-cracks-of-the-government-shutdown-e1746b0c?mod=home_lead

Canary Litecoin ETF has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov or by visiting https://etfs.canary.capital/LTCC/.